Exhibit 99.3

Contacts:	For news media — George C. Lewis, 610-774-5997
For financial analysts — Joseph P. Bergstein, 610-774-5609 PPL Corporation

PPL Corporation’s United Kingdom Subsidiary Submits Business Plans
as Part of Price Control Review Process

ALLENTOWN, Pa. (July 1, 2013) – PPL Corporation’s (NYSE: PPL) subsidiary in the United Kingdom completed a key milestone in that country’s new price control review process on Monday (7/1) by submitting detailed 8-year business plans for its four electricity distribution networks, which serve 7.8 million customers in central and southwest England and south Wales.
The plans were filed with the Office of Gas and Electricity Markets (Ofgem), the agency that regulates electricity and natural gas markets in Great Britain. Ofgem’s price control review process will determine base revenues for the four distribution networks for an 8-year period starting April 1, 2015.
The process encourages electricity distribution companies to increase their focus on delivering safe, reliable and sustainable service at a long-term value to customers, while enabling them to finance infrastructure improvements in timely and efficient ways. The process also requires significant stakeholder engagement.
More than 2,000 pages of documentation and supporting cost-benefit analyses have been filed and the business plans were developed with input from more than 4,200 customers and stakeholders. The complete filing may be viewed on PPL’s website at www.pplweb.com/investors/research-tools/uk-regulatory-review.
“The well-justified business plans we have submitted reflect a continuation of WPD’s high standards for cost efficiency, customer service and network reliability,” said Rick L. Klingensmith, president of PPL Global. “They also assure significant and stable cash flow to PPL Corporation in the new price control period, with the opportunity to benefit from incentives that continue to be a fundamental element of the U.K. regulatory system.”
A key incentive in the new price control process is the opportunity to be “fast-tracked” through the regulatory review process based on Ofgem’s assessment of the quality of the business plans submitted. Being selected for fast-tracking provides additional revenue equivalent to 2.5 percent of total annual expenditures, revenue certainty earlier in the process, and lower overall costs for the regulatory process.
Revenue incentives are also available for performance versus targets for service reliability, customer satisfaction and operating efficiency.
PPL’s U.K. operations accounted for 49 percent of the corporation’s 2012 earnings from ongoing operations.
PPL Corporation, with annual revenue of more than $12 billion, is one of the largest companies in the U.S. utility sector. The PPL family of companies delivers electricity and natural gas to about 10 million customers in the United States and the United Kingdom, owns more than 18,000 megawatts of generating capacity in the United States and sells energy in key U.S. markets. More information is available at www.pplweb.com.

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